Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES CREDIT FACILITY CAPACITY INCREASE

LAS VEGAS, Nevada, April 6, 2026 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced that on April 3, 2026, it amended its two-year revolving credit agreement with Capital One, N.A. to increase the capacity of the facility. The amendment applies to both Capital One, N.A. and the subordinate lender, and increases the capacity of the facility from $167.5 million to $390 million.

Loans under the amended credit agreement will continue to be secured by automobile receivables that CPS now holds or will acquire from dealers in the future. CPS may borrow on a revolving basis through October 17, 2027, after which CPS will have the option to repay the outstanding loans in full or to allow them to amortize for an eighteen-month period.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's expectation that the revolving period will extend until the revolving period ends, and that an amortization period may follow. The revolving credit agreement that was amended on April 3, 2026, provides for both a revolving period and an amortization period to follow, but it is possible that the Company may suffer certain defaults or events of default that would terminate the revolving period or result in acceleration of maturity of the credit extended. In general, such defaults or events of default would result from losses that the Company might incur in the future. In turn, such losses might result from poor performance of receivables acquired or to be acquired by the Company, from increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; from changes in government regulations affecting consumer credit; or from adverse economic conditions, either generally or in geographic areas in which the Company's business is concentrated.

Investor Relations Contact

Danny Bharwani, EVP / Chief Financial Officer

949-753-6811